April 19, 2001
Conseco Variable Insurance Company
11825 N. Pennsylvania St.
Carmel, Indiana 46032

RE: Conseco Variable Universal Life Flexible Premium Variable Life
    Insurance Policy

To whom it may concern:

In my capacity as Assistant Vice President and VUL Product Line Manager with the Life Insurance Division of Conseco, Inc., I have provided actuarial advice concerning:

The preparation of this Registration Statement on Form S-6 filed by Conseco Variable Insurance Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement") and the preparation of the policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

         The illustration of death proceeds, cash surrender values, cash accumulation values and accumulated premiums shown in this Registration Statement on Form S-6, based on the assumptions used in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to the prospective purchaser of the Policies at age 40 and age 60 in the underwriting classes illustrated than to prospective purchasers of Policies at other ages or underwriting classes.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ JOHN D. CURRIER, Jr.,
------------------------------
John D. Currier, Jr., SA, MAAA
Assistant Vice President